EXHIBIT 99.1

Not for release, publication or distribution in or into Canada, Australia or Japan

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Chiron to Acquire PowderJect

Strategic Fit Enhances Chiron’s Stature in Global Vaccines Business,

Builds on Expertise in Flu Vaccines

—Conference Call to be Held at 9:00 a.m. EDT—

EMERYVILLE, CA, May 19, 2003 --- Chiron Corporation (NASDAQ: CHIR) today announced that it had launched a recommended cash tender offer for all outstanding shares of common stock of UK-based vaccines company PowderJect Pharmaceuticals plc.

Chiron has offered PowderJect 550 pence per share, or approximately $878 million, for all such shares.  The tender offer is subject to valid acceptances being received in respect of not less than 90 percent in nominal value of the PowderJect shares, and to customary regulatory filings and other customary conditions.  The boards of directors of Chiron and PowderJect have unanimously approved the transaction.

“We consider PowderJect to be an excellent strategic fit for Chiron,” said Howard Pien, chief executive officer and president of Chiron. “This deal will help us to achieve our goal of expanding our global vaccines business quickly in the United States while building on our platform for new products.  In addition to allowing us to enter the U.S. business for vaccinations for flu, the combination with PowderJect will expand our manufacturing capabilities. We look forward to working with the people of PowderJect to create a stronger global player in the vaccines business. Chiron is committed to increasing its impact on human health worldwide through all three of its business units: biopharmaceuticals, vaccines and blood testing.”

UBS Warburg is acting as Chiron’s financial advisor.  Credit Suisse First Boston is acting as PowderJect’s financial advisor.

Acquisition Builds on Chiron’s Strengths

The combination of Chiron and PowderJect will build on the two companies’ existing positions as the fifth and sixth largest vaccines businesses in the world, respectively, and will represent a major advance in the vaccines business strategy of both companies. Chiron and PowderJect had combined total annual revenue of over $1.5 billion for the year to March 31, 2003.

The combined companies will be the world’s second-largest provider of flu vaccines.  PowderJect’s product, Fluvirin®, is a leading flu vaccine in the United Kingdom and is one of only two available injectable flu vaccines in the United States. PowderJect’s strong position in the United States is complemented by Chiron’s prominent position in Europe. With its three brands—Agrippal® S1, Begrivac™ and Fluad®—Chiron is currently the second-largest producer of flu vaccines outside of the United States. As governmental and supranational programs and policy increase public awareness of flu and advocate increased immunization, the combined companies’ flu vaccines sales should continue to grow.

The combination of Chiron and PowderJect is also expected to enhance the combined companies’ position as a leading player in both the United States and European vaccines businesses. Furthermore, it will provide a stronger platform for new products, including Chiron’s flu cell culture vaccines, meningococcal vaccines and novel vaccines for viral infections currently in development, to be introduced in the United States.

The combination of Chiron and PowderJect will provide increased manufacturing capability. PowderJect’s FDA-approved manufacturing facility at Speke in the United

Kingdom is one of the largest flu vaccines manufacturing facilities in Europe. This, together with PowderJect’s facility in Sweden, will complement Chiron’s existing manufacturing operations.

As well as an enhanced flu franchise, the combination of Chiron and PowderJect will also complement Chiron’s wider vaccines portfolio at a time when Chiron’s research and development pipeline matures toward the launch of high-value products. Chiron also offers pediatric vaccines, while both Chiron and PowderJect offer a range of travel vaccines.

Conference Call

Chiron will be holding a conference call and webcast Monday, May 19, 2003, at 9:00 a.m. EDT to discuss the company’s intention to acquire PowderJect. To access the live call or the seven-day archive via the internet, please log on to http://www.chiron.com/pjct.  We recommend logging on 15 minutes early in order to register and download any necessary software.  Alternatively, please call 1-800-374-0907 (U.S.) or 706-634-3367 (international).  Replay is available approximately two hours after the call through 11:59 p.m. EDT, May 26, 2003. To access the replay, please call 1-800-642-1687 (U.S.) or 706-645-9291 (international).  The conference ID number is 816792.

About Chiron

Chiron Corporation, headquartered in Emeryville, California, is a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people’s lives. The company commercializes its products through three business units: biopharmaceuticals, vaccines and blood testing. For more information about Chiron, visit the company’s website at www.chiron.com.

About Chiron Vaccines

Chiron Vaccines is the fifth-largest vaccines business in the world, developing and marketing important and cost-effective vaccines to prevent life-threatening illnesses. Chiron Vaccines currently offers more than 30 vaccines, including pediatric, travel, flu and novel vaccines. Building on the success of Menjugate™, a conjugated vaccine against meningococcal C disease, the business is developing a robust portfolio of vaccine candidates to address all forms of meningococcal meningitis. Chiron Vaccines also markets Fluad®, the leading adjuvanted flu vaccine on the market; Begrivac™, the first preservative-free vaccine; and Encepur™, a vaccine against tick-borne encephalitis.

This announcement contains forward-looking statements with respect to Chiron and the combined companies including, without limitation, statements concerning potential increased sales of flu vaccines, the introduction by Chiron of new products and the enhancement of Chiron’s or the combined companies’ position as a leading player in the vaccines business.  These statements involve substantial risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or that may affect Chiron’s or the combined companies’ business and future prospects generally, include the receipt and timing of regulatory approvals for the tender offer, the possibility that the tender offer will not become or be declared unconditional in all respects, changes in government programs or policies and funding for the same, the outcome of clinical trials, regulatory reviews and approvals of new products, manufacturing capabilities, intellectual property protections and defences and marketing effectiveness, as well as other factors identified in Chiron’s annual report on Form 10-K for the year ended December 31, 2002 and in other periodic reports that Chiron may file with the SEC.  In particular, there can be no assurance that sales growth of flu vaccines will be increased, or that Chiron will successfully develop and receive approval to market new products or achieve market acceptance for such new products.  All forward-looking statements are based on information available to Chiron at the date of this announcement, and the company does not assume any obligation to update such statements.

This tender offer is not being made, directly or indirectly, in or into Canada, Australia or Japan and the Offer is not capable of acceptance from or within Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from Canada, Australia or Japan and persons receiving this announcement (including custodians, nominees and trustees) must not mail or otherwise distribute or send it in, into or from such jurisdictions as doing so many invalidate any purported acceptance of the offer.

For purposes of this announcement, an exchange rate of U.S. $1.62 equals £1.00 has been used.

NOTE: Fluad, Begrivac, Agrippal, Menjugate and Encepur are trademarks of Chiron Corporation. Fluvirin is a trademark of PowderJect Pharmaceuticals plc.

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